Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Sales for the Nine Week November and December Period

HOUSTON, TX, January 13, 2014 - Stage Stores, Inc. (NYSE: SSI) today reported total sales of $427 million for the nine week November and December period ended January 4, 2014 versus $428 million for the prior year nine week period ended December 29, 2012. Comparable store sales for the nine week period decreased 1.5%.

Michael Glazer, President and Chief Executive Officer, commented, “We were pleased with our strong sales in early November and during Thanksgiving and Black Friday. However, traffic slowed in the weeks leading to Christmas and we were not able to maintain our early positive sales trend. Our overall performance was impacted by the highly promotional sales environment for apparel retailers as well as the difficult retail calendar.”

The Company noted that outerwear was its top performing category during the nine week period, followed by footwear, cosmetics and children’s. Geographically, the South Central, Southeast and Northwest regions performed better than the Company average.

Guidance
Based on the sales results and the impact of the highly promotional environment on merchandise margin, the Company is reducing its 2013 adjusted EPS guidance to a range of $1.10 to $1.15 from $1.20 to $1.30 previously. The Company expects to report its fourth quarter and full year sales and earnings results on March 6, 2014 and additional details on its performance will be provided at that time.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 887 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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Stage Stores Reports Sales for the Nine
Week November and December Period
Page - 2

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words. In this document, forward-looking statements include comments regarding the Company’s adjusted EPS outlook for the 2013 fiscal year. Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2013, and other factors as may periodically be described in our other filings with the SEC. Forward-looking statements speak only as of the date of this document. We do not undertake to update our forward-looking statements.

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